Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/20/12	Investors: Kathy Martin, 630-623-7833
Media: Lisa McComb, 630-623-3707

GLOBAL COMPARABLE SALES DRIVE FIRST QUARTER RESULTS AT MCDONALD’S

OAK BROOK, IL — McDonald’s Corporation today announced results for the first quarter ended March 31, 2012, posting higher revenue, operating income and earnings per share over the prior year.

“McDonald’s continued momentum in first quarter drove market share gains and profitability across all geographic segments,” said McDonald’s Chief Executive Officer Jim Skinner. “The ongoing strength of McDonald’s results, amidst persistent economic headwinds, is a testament to our customer-focused plans and our proven business model. We remain committed to the global priorities that are most impactful to our customers – evolving our menu, modernizing the customer experience and broadening accessibility to our Brand. As we enter the second quarter, global comparable sales growth for April is expected to be about 4%.”

First Quarter highlights included:

•	Global comparable sales increased 7.3%, and benefited from one additional day due to leap year

•	Consolidated revenues increased 7% (8% in constant currencies)

•	Consolidated operating income increased 8% (9% in constant currencies)

•	Diluted earnings per share of $1.23, up 7% (8% in constant currencies)

•	Returned $1.5 billion to shareholders through share repurchases and dividends

McDonald’s U.S. generated comparable sales of 8.9% and robust guest traffic through a balanced approach to variety, convenience and value. Top-line performance benefited from the ongoing popularity of McDonald’s classic core favorites, menu innovations such as Chicken McBites, the enhanced customer experience of McDonald’s reimaged restaurants and favorable weather. Operating income for the quarter rose 10%.

Europe delivered solid comparable sales growth of 5.0% and operating income growth of 4% (8% in constant currencies) for the quarter. Performance in the U.K. and Russia led the segment’s sales growth, with France and Germany also contributing. Europe’s emphasis on everyday affordability, premium product innovation and restaurant reimaging continued to provide an appealing restaurant experience and contributed to the segment’s quarterly results. Ongoing economic challenges and severe weather in February negatively impacted the quarter.

Asia/Pacific, Middle East and Africa’s (APMEA) comparable sales increase of 5.5% reflected broad-based growth led by China, Australia and Japan. APMEA’s operating income rose 10% (7% in constant currencies) as strong execution of the segment’s core menu, compelling value and convenience strategies drove results.

Jim Skinner concluded, “Last month I announced my plan to retire from McDonald’s in June. As I reflect on the past eight years, I am inspired by the Owner/Operators, suppliers and employees around the world who have aligned behind the Plan to Win and made McDonald’s more relevant for more customers than ever before. Looking ahead, I am confident that Don Thompson and his leadership team possess the vision, talent and commitment to seize the future and take McDonald’s brand and business performance to new heights. I wish all McDonald’s stakeholders the very best knowing the brightest days for McDonald’s still lie ahead.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

Quarters Ended March 31,	2012	2011	% Inc	% Inc Excluding Currency Translation
Revenues	$6,546.6	$6,111.6	7	8
Operating income	1,964.6	1,825.9	8	9
Net income	1,266.7	1,209.0	5	6
Earnings per share-diluted*	1.23	1.15	7	8

*	Foreign currency translation had a negative impact of $0.01 on diluted earnings per share for the quarter.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Growth in comparable sales is driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.

Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

RELATED COMMUNICATIONS

This press release should be read in conjunction with Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter ended March 31, 2012.

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 9:00 a.m. Central Time on April 20, 2012. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.

The Company plans to release April 2012 sales information on May 8, 2012.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc / (Dec)

Quarters Ended March 31,	2012	2011	$	%
Revenues
Sales by Company-operated restaurants	$4,432.2	$4,152.7	279.5	7
Revenues from franchised restaurants	2,114.4	1,958.9	155.5	8

TOTAL REVENUES	6,546.6	6,111.6	435.0	7

Operating costs and expenses
Company-operated restaurant expenses	3,654.4	3,416.7	237.7	7
Franchised restaurants-occupancy expenses	374.7	354.3	20.4	6
Selling, general & administrative expenses	592.5	563.6	28.9	5
Impairment and other charges (credits), net	—	—	—	n/m
Other operating (income) expense, net	(39.6)	(48.9)	9.3	19
Total operating costs and expenses	4,582.0	4,285.7	296.3	7

OPERATING INCOME	1,964.6	1,825.9	138.7	8

Interest expense	128.9	120.1	8.8	7
Nonoperating (income) expense, net	(11.8)	6.9	(18.7)	n/m

Income before provision for income taxes	1,847.5	1,698.9	148.6	9
Provision for income taxes	580.8	489.9	90.9	19

NET INCOME	$1,266.7	$1,209.0	57.7	5

EARNINGS PER SHARE-DILUTED	$1.23	$1.15	0.08	7

Weighted average shares outstanding-diluted	1,030.0	1,054.6	(24.6)	(2)

n/m Not meaningful